Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), executed on this 11th day of March, 2026 effective as of the 12th day of March, 2026 (the “Effective Date”), is by and between Vera Bradley, Inc., an Indiana corporation (the “Corporation”), and Ian Bickley (“Executive”). The Corporation and Executive are referred to jointly below as the “Parties.”

WHEREAS, the Corporation desires to employ Executive and Executive desires to accept employment with the Corporation on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the employment of Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Employment and Duties. Executive will be employed by the Corporation in the position of Chairman, President and Chief Executive Officer. Executive will report to the Corporation’s Board of Directors (the “Board”). Executive’s primary responsibility will be executive management of the business and affairs of the Corporation and its Affiliates (as defined below). Executive will have all of the authority, duties and responsibilities commensurate with the position, and will carry out such duties commensurate with the position as shall be assigned from time to time by the Board, subject to applicable laws and ethical duties. During the Term (as defined below), Executive shall devote Executive’s reasonable best efforts, energies and abilities and Executive’s full business time, skill and attention to the business and affairs of the Corporation and its Affiliates, and shall act at all times according to the highest professional standards, for the purpose of advancing the business of the Corporation and its Affiliates. However, Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, civic, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Corporation, and provided further that Executive cannot serve on a board of directors of a publicly traded Corporation without the written consent of the Board, and in no event shall Executive serve on more than two boards of directors of publicly traded companies in addition to the Board of the Corporation. Executive has permission to serve on the Board of Crocs, Inc. The time involved in such activities shall not be treated as vacation time. Executive shall be entitled to keep any amounts paid to Executive in connection with such activities (e.g., director fees and honoraria). Executive’s principal place of employment will be the Corporation’s New York Office, but shall travel form time to time to the Corporation’s principal office in Fort Wayne, IN as needed and agreed to with the Board. During the Term, Executive also agrees to serve, if elected, as an officer and director of any Affiliate of the Corporation. For purposes of this Agreement, an “Affiliate” shall mean a corporation that, for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), is a Parent or Subsidiary of the Corporation within the meaning of Code Sections 424(e) and 424(f).

2.Board of Directors. Executive shall continue as the Chair of the Board of Directors of the Corporation. In accordance with the Corporation’s by-laws, the Corporation shall nominate Executive as a director for shareholder approval at the 2026 annual meeting and at each annual meeting thereafter during the Term in which Executive’s term as a director is due to expire.

3.Term. Employment under this Agreement shall commence on the Effective Date and shall expire at 5:00 p.m. E.S.T. at the end of the 2029 fiscal year ending on or about February 3, 2029 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 7, 8, 9 or 11 hereof. The term of employment shall be renewed automatically for successive fiscal year periods (each a “Renewal Term”) after the expiration of the Initial Term, unless the Corporation provides Executive, or Executive provides the Corporation, with written notice to the contrary at least one hundred eighty (180) calendar days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” If either the Corporation or Executive elects not to renew the Term of this Agreement in accordance with this Section 3 and Executive thereafter continues in employment with the Corporation or its Affiliates, Executive shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the Corporation’s general employment practices and policies. In the event of a “Change in Control” of the Corporation (as such term is defined in the Vera Bradley, Inc. 2020 Equity and Incentive Plan, as amended, or any successor thereto (the “Equity Plan”)) during the Term, the Term automatically will be extended until the later of (i) the second anniversary of the Change in Control, or (ii) the scheduled expiration of the then-current Term.

4.Compensation.
(a)Base Salary. The Corporation shall pay to Executive an annual base salary (“Base Salary”) of seven hundred fifty thousand dollars (U.S. $750,000) effective as of the Effective Date. The Corporation will pay Executive’s Base Salary in equal installments in accordance with the Corporation’s standard payroll policies and schedule, subject to tax and elective withholding and deductions. Thereafter, the Compensation Committee of the Board (the “Committee”) shall review Executive’s performance and Base Salary annually no later than March of each year, in light of competitive data, the Corporation’s performance, and Executive’s performance, and determine whether to adjust Executive’s Base Salary on a prospective basis, subject to Section 7(b). The first review shall be in calendar year 2027 for the FY27 fiscal year, in accordance with the Committee’s practices. Such adjusted annual salary then shall become Executive’s “Base Salary” for purposes of this Agreement and shall become effective in accordance with the same schedule as applied for all annual employee base salary changes.
(b)Annual Bonus. Executive will be eligible for an annual cash bonus (the “Bonus”), based on performance, and calculated as a percentage of Executive’s Base Salary, subject to the performance goals and procedures established by the Committee annually after consultation with Executive. Subject to the terms and conditions of the annual cash bonus plan, Executive’s target bonus opportunity for each fiscal year shall be one hundred percent (100%) of Base Salary and the maximum bonus opportunity shall be two hundred percent (200%) of Base Salary. Executive will become eligible for participation in the annual bonus plan for the FY2027 fiscal year. The Committee shall establish a minimum performance level each year, below which no bonus will be paid. Actual payments under the annual bonus plan will be determined by the Committee and will be based upon the level of achievement of the pre-established performance goals. The Bonus will be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the fiscal year in which Executive becomes vested in such Bonus, and is intended to qualify for the short-term deferral exception to Code Section 409A. The Corporation may make changes to the design, vehicles and weighting of the annual bonus plan if such changes are applicable to all executives generally. To the extent that any Bonus is paid in equity-based compensation rather than cash, such Bonus shall be deemed earned upon the award of such Bonus, and shall not be subject to forfeiture.
(c)Equity Compensation. Executive will be eligible to participate in any long-term incentive plans and/or equity-based compensation plans established or maintained by the Corporation for its senior executive officers or employees, including, but not limited to, the Equity Plan. For the Corporation’s 2027 fiscal year, Executive’s equity-based compensation grant shall have an economic value at grant of one million five hundred thousand dollars ($1,500,000), and shall be made on the Effective Date, and shall have the terms of the FY27 long-term incentive plan. Thereafter, annual grants shall be made as part of the regular annual grant cycle for all executives of the Corporation (generally in the first quarter). The Corporation may make changes to the design, vehicles and weighting of the Equity Plan awards if such changes are applicable to all executives generally.
(d)Sign-On Award and Bonus. As of the Effective Date, the Corporation shall award Executive restricted stock units under the Equity Plan (the “Sign-On Award”). The target number of restricted stock units under the Sign-On Award will be determined by dividing five hundred thousand dollars ($500,000) by the Corporation’s closing stock price on the date of grant. The Sign-On Award shall vest on each of the first three anniversaries of the date of grant.

5.Benefits.
(a)Executive shall be eligible to participate in any benefit plans as may be adopted and modified by the Corporation from time to time, including without limitation health, dental and medical plans, life and disability insurance, paid MTO (defined below), holiday, and retirement plans. The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization or to the employees of the Corporation at the location where Executive works. Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect or modified by the Corporation from time to time.
(b)Executive shall be entitled to 20 days of paid managed time off (“MTO”) each year. Executive shall be eligible for additional paid MTO based on tenure according to the Corporation’s policy for full-time salaried employees. The maximum number of accrued MTO hours that Executive can have at any point in time is equal to the total MTO hours earned in the last twelve (12) months.
(c)The Corporation shall reimburse Executive for all reasonable and necessary travel, business entertainment, professional membership and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, subject to and based on timely submission by Executive of vouchers therefor in accordance with the Corporation’s standard policies and procedures.

6.Termination by the Corporation. The Corporation may terminate Executive’s employment during the Term:
(a)without Cause (as defined below) by giving Executive thirty (30) calendar days’ prior written notice; or
(b)for Cause (as defined below) by delivering to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the directors of the Board then in office at a meeting of the Board called and held for such purpose, finding that Executive has committed an act set forth below in this Section 6. Nothing herein shall limit Executive’s right or Executive’s beneficiaries’ right to contest the validity or propriety of any such determination. For purposes of this Agreement, “Cause” shall mean:
(i)an indictment of Executive, or plea of guilty or plea of nolo contendere by Executive, to a charge of an act constituting (A) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (B) fraud, embezzlement, or misappropriation of assets, (C) willful misfeasance or, or (D) other criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Corporation;
(ii)the continued failure of Executive to (A) perform substantially Executive’s duties with the Corporation (other than any such failures resulting from incapacity due to physical or mental illness), (B) observe all material obligations and conditions to be performed and observed by Executive under this Agreement, or (C) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Chief Executive Officer, the Board or a duly authorized Board committee.
(c)In addition, Executive’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after Executive’s employment has terminated, the Board determines in reasonable good faith, within one (1) year after Executive’s employment terminated, and after appropriate investigation and an opportunity for Executive to be interviewed (with or without counsel as Executive may determine) by a subcommittee of the independent Board members or its representative, that Executive committed an act during the Term that would have justified a termination for Cause.

7.Termination by Executive. Executive may terminate his employment during the Term by giving the Corporation thirty (30) calendar days’ prior written notice; provided that, if Executive purports to terminate Executive’s employment during the Term for Good Reason (as defined below), Executive must give the Corporation written notice of his intent to terminate for Good Reason within sixty (60) calendar days of the occurrence of the event that allegedly constitutes Good Reason. The Corporation shall have a right to cure the event(s) or omission(s) alleged to constitute Good Reason during a period of thirty (30) calendar days after notice from Executive of his intention to terminate for Good Reason and, if not cured, Executive may terminate his employment within one hundred twenty (120) days of the occurrence of the event that allegedly constitutes Good Reason. In the event of termination by notice under the first sentence of this Section 7, the Corporation in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by Executive with Good Reason under this Section. “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:
(a)The material reduction of Executive’s authorities, duties, or responsibilities with the Corporation;
(b)A material reduction by the Corporation of Executive’s Base Salary, other than a reduction approved by the Compensation Committee that similarly applies to all Executive Officers of the Corporation, provided that such a reduction in Base Salary shall not exceed ten percent (10%) of Executive’s highest Base Salary;
(c)A material reduction by the Corporation of Executive’s annual bonus opportunity, other than a reduction approved by the Compensation Committee that similarly applies to all Executive Officers of the Corporation, provided that such a reduction in annual target bonus opportunity shall not exceed ten percent (10%) of Executive’s highest target bonus opportunity;
(d)Any action or inaction that constitutes a material breach by the Corporation of this Agreement;
(e)The relocation of Executive’s principal place of Employment more than thirty (30) miles outside of the Corporation’s current New York Office; or
(f)Prior to the end of the Initial Term, the mutual agreement, in writing, of the Corporation and the Executive, to transition the positions of President and Chief Executive Officer, to a successor candidate(s).

Notwithstanding the foregoing, any reduction in Executive’s Base Salary, annual bonus opportunity or severance payment in anticipation of, upon or within two (2) years following a Change in Control shall constitute a material breach of the terms of this Agreement. If Executive is terminated without cause within six (6) months prior to a Change of Control, it shall be deemed to be in anticipation of a Change in Control. The Corporation shall have no obligations to Executive after Executive’s last day of employment following termination of employment under this Section, except as specifically set forth in this Agreement or under any applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-Laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the indemnification agreement described in Section 14.

8.Automatic Termination. Notwithstanding the provisions of Section 3, Executive’s employment shall automatically terminate upon Executive’s death or upon notice from the Corporation because of Disability (as defined below) while Executive remains Disabled. Executive shall be deemed to have a “Disability” for purposes of this

Agreement if Executive is unable to perform substantially, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive calendar days in any 360-calendar day period.

9.Term of Agreement. Any termination of Executive’s employment shall also end the Term. For purposes of this Agreement, Executive’s employment with the Corporation and its Affiliates shall be deemed to be terminated when Executive has a “separation from service” within the meaning of Code Section 409A, and references in this Agreement to termination of employment shall be deemed to refer to such a separation from service. Upon Executive’s separation from service for any reason, Executive shall be deemed to have resigned as of the date of Executive’s separation from service from all offices, directorships and fiduciary positions with the Corporation, its Affiliates, and employee benefit plans of the Corporation unless Executive is affirmatively re-appointed or re-elected to such position as of the date of Executive’s separation from service.

10.Certain Obligations of the Corporation Following Termination of Executive’s Employment. Following termination of Executive’s employment during the Term under the circumstances described below, the Corporation will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Corporation may have against the other under this Agreement.
(a)Termination of Employment for Any Reason. In the event of Executive’s termination of employment for any reason, the Corporation shall pay or provide Executive (a) any unpaid Base Salary earned through the date of termination and (b) any benefits (including, without limitation, any unused vacation accrued in accordance with Section 5(b)) accrued, earned or vested, and any unreimbursed expenses incurred, up to and including the effective date of such termination to which Executive may be entitled under the terms of any applicable arrangement, plan or program (collectively, the “Accrued Amounts”).
(b)Termination Without Cause by the Corporation or for Good Reason by Executive. If, during the Term, the Corporation terminates Executive’s employment without Cause under Section 6(a) hereof or Executive terminates Executive’s employment for Good Reason under Section 7 hereof and such termination is not on or within twenty-four (24) months after a Change in Control, Executive shall be entitled to the following payments and benefits, subject to Section 13:
(i)The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(ii)Any Bonus earned in the fiscal year prior to the employment termination that has not yet been paid shall be payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the year in which Executive becomes vested in such Bonus;
(iii)A pro rata portion of the amount of Bonus, if any, Executive would have received pursuant to Section 4(b) for the year in which Executive’s employment terminated (hereinafter, the “Prorated Bonus”). The

Corporation shall determine what annual Bonus, if any, Executive would have earned had he been employed through the end of the applicable period (the “Base Incentive Amount”), in accordance with the methods used to calculate the annual Bonus for the Corporation’s other similarly situated executives. The pro rata portion to be paid pursuant to this Section shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination and the denominator of which is 365. Any Prorated Bonus payment due under this Section shall be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the fiscal year in which Executive would have become vested in such Bonus;
(iv)A lump sum payment equal to one and a half (1.5) times the Base Salary, payable within ten (10) calendar days after Executive’s delivery to the Corporation and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 13;
(v)Immediate accelerated full vesting of the time-based restricted stock units under the Sign-On Award. All other equity compensation awards outstanding shall vest as if Executive was employed for eighteen (18) months following Executive’s termination date, unless the terms of the plan or agreement under which such awards were granted would allow for more favorable vesting treatment for Executive. Any awards that do not vest within eighteen (18) months following Executive’s termination are forfeited. Notwithstanding anything to the contrary herein, to the extent that Executive remains on the Board of Directors, no award shall be forfeited, and all awards shall continue to vest until such time as the Executive is no longer a member of the Corporation’s Board of Directors. Monthly cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to provide the coverage that Executive previously elected for coverage for under the Corporation’s health care plan, i.e. individual, spouse, family, etc.) for a period of up to eighteen (18) months following the termination of Executive’s employment if Executive elects such COBRA coverage. The foregoing notwithstanding, the Corporation’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or his dependents beyond that mandated by law. (The foregoing (vii) is hereinafter referred to as the “COBRA Benefits”).
(c)Termination by Executive Without Good Reason or by the Corporation for Cause. If, during the Term, Executive terminates employment under Section 7(a) hereof without Good Reason or the Corporation terminates Executive’s employment under Section 6(b) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts, payable in a single lump sum as soon as practicable following the date of termination.
(d)Death; Disability. If Executive’s employment is terminated during the Term by reason of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments and benefits, subject to Section 13:
(i)The Accrued Amounts, as soon as reasonably practicable following the date of employment termination. Except as provided in subsection (iv) of this paragraph 10(d), if Executive’s employment is terminated during the Term by reason of Executive’s death or Disability, the treatment of any equity compensation awards held by Executive shall be governed by the terms of the plan or agreement under which such awards were granted;
(ii)Any Bonus that was earned in the fiscal year prior to the fiscal year of employment termination that has not yet been paid shall be payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the year in which Executive becomes vested in such Bonus;
(iii)The Prorated Bonus, if any, Executive would have received for the year in which Executive’s employment terminated, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the fiscal year in which Executive’s employment terminated;
(iv)The Sign-On Award, which shall become fully vested and non-forfeitable All other equity compensation awards outstanding shall vest as if Executive was employed for eighteen (18) months following Executive’s death or Disability, unless the terms of the plan or agreement under which such awards were granted would allow for more favorable vesting treatment for Executive. Any awards that do not vest within eighteen (18) months following Executive’s death or Disability are forfeited. Notwithstanding anything to the contrary herein, to the extent that Executive remains on the Board of Directors, no award shall be forfeited, and all awards shall continue to vest until such time as the Executive is no longer a member of the Corporation’s Board of Directors..; and
(v)The COBRA Benefits.
(e)Termination in Connection With a Change in Control. If Executive’s employment is terminated within six (6) months prior to or within twenty-four (24) months following a Change in Control (as defined in the Equity Plan), by the Corporation without Cause under Section 6(a) hereof or by Executive for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments, subject to Sections 12 and 13:
(i)The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(ii)Any Bonus that was earned in the fiscal year prior to the fiscal year of employment termination that has not yet been paid shall be payable at the time payment is made to other similarly situated executives of the

Corporation, but in no event later than two and one-half (2½) months after the close of the year in which Executive becomes vested in such Bonus;
(iii)The Pro Rated Bonus;
(iv)A lump sum payment equal to one and a half (1.5) times the Base Salary, payable within ten (10) calendar days after Executive’s delivery to the Corporation and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 13;
(v)In exchange for Executive’s continued compliance with the Restrictive Covenants in Section 12 after the date of the Change in Control, an additional lump sum payment equal to the Base Salary, payable after the date of termination and within ten (10) calendar days after Executive’s delivery to the Corporation and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 13, or, if the termination was in anticipation of a Change in Control, payable after the date of the Change in Control and within ten (10) calendar days after Executive’s delivery to the Corporation and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 13; provided that, if Executive previously has delivered and not revoked an executed and enforceable Release in connection with Executive’s termination of employment before the Change in Control, the additional Release required by this clause shall apply only to the period between the execution and delivery of an enforceable Release upon Executive’s termination of employment and the date of the Change in Control;
(vi)The Sign-On Award, which shall become fully vested and non-forfeitable, provided that if termination was in anticipation of a Change in Control, the vesting of the performance portion of the Sign-On Award shall occur on the Change in Control;
(vii)The COBRA Benefits; and
(viii)Any equity compensation awards held by Executive shall become fully vested and non-forfeitable.
(ix)If a Change in Control occurs and payments are made under this Section 10(e), and a final determination is made under or by legislation, regulation, or ruling applicable or directed to Executive or the Corporation, by court decision, or by independent tax counsel, that the aggregate amount of any payments made to Executive under this Agreement and any other agreement, plan, program or policy of the Corporation in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall be reduced only to the extent that the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, the Corporation, without consulting Executive, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.
(A) In the event that, upon any audit by the Internal Revenue Service or by a state or local taxing authority of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section 10(e)(x). Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such Claim and shall apprise the Corporation of the nature of such Claim and the date on which such Claim is requested to be paid. Executive shall not pay such Claim prior to the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such Claim, Executive shall: (1) give the Corporation any information reasonably requested by the Corporation relating to such Claim, (2) take such action in connection with contesting such Claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Corporation, (3) cooperate with the Corporation in good faith in order to contest effectively such Claim, and (4) permit the Corporation to participate in any proceedings relating to such Claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(e)(x)(A), the Corporation, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such Claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive on an interest-free basis or, if such an advance is not permissible under applicable law, pay the amount of such payment to Executive as additional compensation, and shall indemnify and hold Executive harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation shall reimburse any fees and expenses provided for under this Section 10(e)(x) on or before the last day of Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).
(B) If, after the receipt by Executive of an amount advanced or paid by the Corporation pursuant to Section 10(e)(x)(A) above, Executive becomes entitled to receive any refund with respect to such Claim, Executive shall (subject to the Corporation’s complying with the requirements of Section 10(e)(x)(A)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 10(e)(x)(A), a determination is made that Executive shall not be entitled to any refund with respect to such Claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
(f)Termination Following Notice of Non-Renewal. If the Term of this Agreement expires due to the Corporation electing not to renew the Term in accordance with Section 3, it shall be treated as a termination of Executive’s employment by the Corporation without Cause at the end of the then Term and Executive shall be entitled to those amounts set forth in Section 10(b) or 10(e) of this Agreement, as applicable, subject to and in accordance with the terms of Section 13. If the Term of this Agreement expires due to Executive electing not to renew the Term in accordance with Section 3, Executive shall receive, subject to Section 13, (i) the Accrued Amounts, as soon as reasonably practicable following the date of termination; and (ii) any Bonus that was earned in the year prior to the employment termination that has not yet been paid, which Bonus shall be payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and one-half (2½) months after the close of the year in which Executive becomes vested in such Bonus. Notwithstanding anything to the contrary contained herein, if the Executive elects not to renew because the Executive and the Corporation mutually agree, in writing, to transition the positions of President and Chief Executive Officer, to a successor candidate(s), the Executive shall be entitled to those amounts set forth in Section 10(b) or 10(e) of this Agreement, as applicable, subject to and in accordance with the terms of Section 13.No Mitigation or Offset. In the event of any termination of Executive’s employment under this Section 10, Executive shall be under no obligation to seek other employment or otherwise mitigate his damages, and there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by Executive, except as provided in Sections 10(b)(vii), 10(d)(v), 10(e)(vii), and 10(f)(v).
(g)Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by the Corporation and amended from time to time.

11.Nature of Payments. Upon termination of employment pursuant to Section 6, 7, 8, 9, or 10, Executive will be released from any duties and obligations to the Corporation set forth in this Agreement (except the duties and obligations under the Restrictive Covenants as set forth in Section 12 hereof and the obligation under Sections 13 and 22) and the obligations of the Corporation to Executive under this Agreement will be as set forth in Section 10.

12.Restrictive Covenants.
(a)Executive hereby understands, acknowledges and agrees that, by virtue of Executive’s positions with the Corporation and any of its Affiliates, Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Corporation or any other Affiliate and has and will have advantageous familiarity with the business, operations and affairs of the Corporation or other Affiliate. In addition, the Executive understands, acknowledges and agrees that the business of the Corporation and the other Affiliate is highly competitive. Accordingly, Executive agrees to the following restrictive covenants and obligations:
(b)Limited Non-Competition. During the Executive’s employment with the Corporation and for a period of twelve (12) months after Executive is no longer employed by the Corporation, regardless of the reason for termination of employment and however terminated (the “Restricted Period”), the Executive shall not directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below) (as an “Association”), unless in the exercise of its sole discretion Corporation has approved each Association in writing, perform the same or similar activities the Executive has performed for the Corporation or any of its Affiliates. The Executive will not have violated this Section 12 solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family do not, directly or indirectly, hold more than one percent of all such shares of capital stock or securities issued and outstanding. For purposes of this Agreement, the term “Competitor” means each entity, Corporation, enterprise or group set forth on Appendix A hereto.
(c)Non-solicitation of Clients. During the Executive’s employment with the Corporation or any Affiliate and during the Restricted Period, regardless of the reason for termination of employment and however terminated, Executive shall not, directly or indirectly, whether individually or together with any other Person, as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Corporation or any Affiliated Companies):
(i)Solicit or attempt to solicit, divert or take away any Client; or
(ii)Request, persuade, induce or advise or attempt to request, persuade, induce or advise, any Client to terminate, or materially reduce, limit or change, Client’s services or business relationship with the Corporation or other Affiliated Companies; provided, that for this Section 12 the term “Client” shall not include the spouse or children of Executive whose primary residence is the Executive’s primary residence; or
(iii)Otherwise materially and adversely interfere with or damage (or attempt to interfere with or damage) any relationship between the Corporation or any Affiliate and any Client.
(d)Non-solicitation of Employees and Vendors. During the Executive’s employment with the Corporation or any Affiliate and during the Restricted Period, regardless of the reason for termination of employment and however terminated, Executive shall not, directly or indirectly, whether individually or on behalf of any other Person, whether as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliate):
(i)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any Employees to terminate his or her employment with the Corporation or any of the Affiliate, or offer or provide employment (whether such employment is with the Executive or any other Person) either on a full-time, part-time, consulting or independent contractor basis; or
(ii)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any Independent Contractors or Agents to terminate his, her or their contract or relationship with the Corporation or any of the Affiliates or discontinue providing services to the Corporation and/or its Clients; or
(iii)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any suppliers, vendors or others who were supplying services or goods to the Corporation, or any of the Affiliated Companies, during the one-year period prior to the Date of Termination, to terminate, or materially reduce, limit or change, their business or relationship with the Corporation or any of the Affiliates.
(e)
(f)Confidentiality. Executive recognizes that the Corporation will disclose secret or confidential information to Executive during the period of Executive’s employment to enable Executive to perform his duties. Subject to the following sentence, Executive shall not during his employment (except in connection with the proper performance of his duties) and thereafter, without the prior written consent of the Board, disclose to any person or entity, or use for any reason or purpose, any material or significant secret or confidential information concerning the business of the Corporation that Executive obtained in the course of Executive’s employment. This Section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Executive by any law, regulation or order of any court or regulatory commission, department or agency; provided, however, that Executive shall provide the Corporation with prompt notice thereof so that the Corporation may seek an appropriate protective order and/or waive compliance with this Section with respect to such requirement. In the absence of a protective order or the receipt of waiver hereunder, if Executive is nonetheless, in the opinion of Executive’s counsel, compelled to furnish the Corporation’s confidential information to any third party or else stand liable for contempt or suffer other censure or penalty, such party may furnish such information without liability under this Section or otherwise. Executive further agrees that if Executive’s employment is terminated for any reason, Executive will not take, but will leave with the Corporation, all records and papers and all matter of whatever nature that bears secret or confidential information of the Corporation. For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, product assortment, product design, prints, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, pricing, sales and marketing information, product information or designs, supplier lists, the Corporation’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Corporation, that has not been published or disclosed to the general public, the fashion industry or the design industry. For purposes of this Agreement, the term “secret or confidential information” shall not include Executive’s personal address book.
(g)Judicial Modification. If a court of competent jurisdiction declares that any term or provision of this Section 12 is invalid or unenforceable, the Corporation and Executive intend that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the Corporation and Executive shall request that the court exercise that power, and (iii) the Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.
(h)Nondisparagement. Executive agrees not to make, repeat, authorize, or permit any person under his control to make, directly or indirectly, any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature, to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage the business reputation, practices, or conduct of the Corporation or its Affiliates (including its products, services or its business decisions), or their employees, directors or officers, or any of them, at any time now or in the future. The Corporation agrees that its Board of Directors, Executives, Vice Presidents and Chief Executive Officer will not, directly or indirectly, make, repeat, authorize or permit any person under its, his or his control to make any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature to anyone, including but not limited to the news media, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage the reputation of Executive at any time now or in the future. Nothing set forth in this Section 12(d) shall be interpreted to prohibit Executive, the Corporation, the Corporation’s Affiliates, or the directors, partners, officers and employees of the Corporation and its Affiliates from making truthful statements (i) in the good faith normal performance of his or their duties, (ii) when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, (iii) of a normal competitive nature, or (iv) in direct rebuttal to a disparaging statement made by another.
(i)Remedies. If Executive violates or threatens to violate any provision of this Section 12, the Corporation or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to (i) an injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Section 12 and, in the event of a material violation, (ii) cessation of the severance payments and benefits provided under Section 10. In the event that Executive is found to have breached any provision set forth in this Section 12, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Executive was in violation of that provision.
(j)No restrictive covenants in any grant or award under the Equity Plan can be broader or more limiting than those set forth in this Section 12 and shall be considered limited accordingly.

13.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall be payable only if Executive delivers to the Corporation an original, signed release of claims of Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). The Corporation shall deliver the Release to Executive within ten (10) calendar days of the date Executive’s employment terminates and Executive must deliver to the Corporation and not revoke an executed and enforceable Release no later than thirty (30) calendar days after the date Executive’s employment terminates (the “Release Deadline”). Payment of the amounts described in Section 10 shall commence no earlier than the date on which Executive delivers to the Corporation and does not revoke an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s termination of employment and the Release Deadline occur within the same fiscal year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Executive’s termination of employment and the Release Deadline occur in two separate fiscal years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, Executive shall affirm that Executive (a) has advised the Corporation, in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate, and (b) is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Corporation.

14.Indemnification. The Corporation shall maintain a directors’ and officers’ liability insurance policy covering Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to Executive by a separate, written indemnification agreement.

15.Attorney’s Fees. The Corporation shall reimburse the Executive for reasonable attorneys’ fees and costs actually incurred by the Executive in connection with the review, negotiation, and finalization of this Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000). Such reimbursement shall be paid within thirty (30) days after the Executive submits reasonable documentation of such fees and costs. Reimbursement under this section shall be made in compliance with all applicable tax laws and shall, to the extent permitted, be treated as a non-taxable reimbursement of business expenses.

16.Notices. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail, return receipt requested. Notice shall be deemed to have been given when notice is received by the party on whom the notice was served. Notice to the Corporation shall be addressed to the Corporation at its principal office, with attention to the General Counsel, and notice to Executive shall be addressed to Executive at Executive’s last address as shown on the records of the Corporation.

17.Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Indiana, without regard to its internal conflicts of law provisions.

18.Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not be affected thereby.

19.Assignment; Successors. Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement. The Agreement shall inure to the benefit of and be binding upon the Corporation’s successors and assigns.

20.Entire Agreement/Amendment. This Agreement and the Confidentiality, Non-Competition and Confirmatory Assignment Agreement referred to in Section 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both Parties.

21.Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto.

22.Waiver. The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

23.Capacity. Executive and the Corporation hereby represent and warrant to the other that: (i) Executive or the Corporation has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive’s or the Corporation’s obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Corporation is a party or Executive or the Corporation is otherwise bound; and (iii) this Agreement is Executive’s or the Corporation’s valid and binding obligation in accordance with its terms.

24.Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Fort Wayne, Indiana, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Corporation may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 23 shall be specifically enforceable. Notwithstanding the foregoing, this Section 23 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 23. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses; provided that the arbitrator(s), in its sole discretion, may award attorneys’ fees, expenses, and costs to Executive if he prevails in the arbitration.

25.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the court of the State of Indiana, including the federal Courts located therein. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

26.Survival. All Sections of this Agreement survive beyond the Term, except those in Section 1 through 6, and as otherwise specifically stated.

27.Code Section 409A. This Agreement is intended to comply with Code Section 409A and the interpretative guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. Each payment under Section 11 of this Agreement or any Corporation benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii). Any payment under Section 10 that is subject to Code Section 409A and not exempt under the short-term deferral rule will not be made before the date that is six (6) months after the date of termination or, if earlier, the date of Executive’s death (the “Six-Month Delay Rule”), if Executive is a Specified Employee (as defined below) as of Executive’s termination of employment. Payments to which Executive otherwise would be entitled during the first six (6) months following termination of employment (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following Executive’s termination of employment. Notwithstanding the Six-Month Delay Rule, to the maximum extent permitted under Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the Six-Month Delay and as soon as practicable after satisfaction of Section 13 of this Agreement, the Corporation will pay Executive an amount equal to the lesser of (A) the total severance scheduled to be provided under Section 10 above, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s termination of employment occurs, and (2) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Corporation for the taxable year of Executive preceding the taxable year of Executive in which Executive’s termination of employment occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to Executive by the Corporation under Section 10 above. For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation §1.409A-1(i) (or other similar or successor provisions). The Corporation’s “specified employee identification date” (as described in Treasury Regulation §1.409A-1(i)(3) or any similar or successor provisions) will be December 31 of each year, and the Corporation’s “specified employee effective date” (as described in Treasury

Regulation §1.409A-1(i)(4) or any similar or successor provisions) will be April 1 of each succeeding year.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed:

VERA BRADLEY, INC.	EXECUTIVE
By: /s/ Andrew Meslow	/s/ Ian Bickley
Its: Lead Independent Director	Ian Bickley

Appendix A
Competitors
Coach
Kate Spade
Tory Burch
Long Champ
JanSport
Samsonite & Tumi
Away Luggage
MZ Wallace
LoveShackFancy
Roller Rabbit
L.L. Bean
Mark & Graham
Franklin & Rose
Print Fresh
Heart of Grace Designs
FarmRio
Sezane
Stoney Clover
Call It By Your Name

EXHIBIT A
RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Agreement”) is entered into this day of
, 20 by and between Vera Bradley, Inc., an Indiana corporation (the
“Corporation”), and Ian Bickley (hereinafter “Executive”).

WHEREAS, Executive’s employment with the Corporation is terminated effective
, 20 (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Employment Agreement between the parties effective , 2022, as it may be amended (“Employment Agreement”), to which Executive otherwise would not be entitled;

WHEREAS, accordingly the Corporation has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Employment Agreement for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Employment Agreement, including Executive’s obligations under Section 12, the Corporation will pay Executive the applicable severance provided in Section 10 [Note—actual agreement to specify the applicable subsections of Section 10] of the Employment Agreement. Except as specifically provided in this Agreement, the Employment Agreement and any applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Vera Bradley, Inc. 2020 Equity and Incentive Plan, as amended or any successor thereto (the “Equity Plan”), and any agreements thereunder, and the indemnification agreement dated effective as of , 2022 between the Corporation and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits or other consideration from the Corporation.

2.Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Employment Agreement, Executive, for herself and for any person or entity that may claim by or through his, including Executive’s heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Corporation, its Affiliates, and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:
(a)causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
(b)causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
(c)causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or
(d)any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.

Nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any other local, state or federal agency, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive, or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.

3.Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

4.No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

5.Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Section 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” under the last sentence of Section 6(b) of the Employment Agreement.

6.Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he has not disclosed to the Corporation.

7.Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under the ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s Chief Legal Officer at 12420 Stonebridge Road, Roanoke, IN 46783. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Section 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, thisAgreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).

8.Governing Law; Disputes. Except as provided in Section 23 of the Employment Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Indiana; except that an action by the Corporation to enforce its rights under Section 12 of the Employment Agreement may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Indiana for purposes of this Agreement.

9.Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

10.Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

11.Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

12.No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between his and the Corporation is terminated, and that he has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.

13.No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.

14.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

15.Withholding. The Corporation shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.

16.Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Corporation’s successors and assigns.

17.Resignment of Positions. Executive agrees to resign any and all positions held be Executive as a director, officer member, or other similar role held with Corporation or any of its affiliates or subsidiaries effective the date of Executive’s termination.

18.Entire Agreement – Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

VERA BRADLEY, INC.	EXECUTIVE
By:
Its:	Ian Bickley